Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ENTRY INTO VACANT LAND PURCHASE AGREEMENT --- ENTRY INTO SYSTEM IMPACT STUDY AGREEMENTS

Vancouver, B.C. – May 7, 2012 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, on April 25, 2012, Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Vacant Land Purchase Agreement (the “Phelan South Agreement”). Under the Phelan South Agreement, Coronus agrees to acquire a 40 acre parcel of vacant land, situated in Phelan, an unincorporated community in the County of San Bernardino, California, from Lora Steinmann. The purchase price is USD $350,000, all cash. Close of escrow is August 15, 2012. Coronus deposited USD $1,000 into escrow and agrees to deposit an additional USD $349,000 within sufficient time to close escrow. Under the Phelan South Agreement, Ms. Steinmann agrees to include, and transfer to Coronus, one share of Sheep Creek Water Co. Additionally, on closing, Coronus agrees to pay the realtor commission of USD $5,000. The Phelan South Agreement is subject to Coronus’ Board of Director approval on or before July 31, 2012. There can be no assurance Coronus’ Board of Director approval will be obtained.

Mr. Thachuk announced also that, on May 3, 2012, Coronus entered into two System Impact Study Agreements (the “SIS Agreements for Apple Valley East 1 and 2”) with Southern California Edison (“SCE”). The SIS Agreements for Apple Valley East 1 and 2 relate to Coronus’ application for interconnection service and the CREST tariff for two 1.5 MW solar photovoltaic power systems (the “Apple Valley East 1 and 2 Projects”) on SCE’s Tussing 12 kV distribution circuit, situated east of Apple Valley, in the County of San Bernardino, California.

The SIS Agreements for Apple Valley East 1 and 2 set forth the terms and conditions for SCE to perform a system impact study to determine the impacts that would result from interconnecting the Apple Valley East 1 and 2 Projects and the adequacy of SCE’s electrical system to accommodate the Apple Valley East 1 and 2 Projects. In addition, SCE shall make a preliminary determination of the required interconnection facilities and distribution system upgrades, and any other modifications or additions that would be needed, to accommodate the Apple Valley East 1 and 2 Projects. The estimated cost of the SIS Agreement for the Apple Valley East 1 and 2 Projects is USD $10,000 per SIS Agreement. SCE anticipates completing the studies within 120 business days. On entering into the SIS Agreements for Apple Valley East 1 and 2, Coronus paid SCE USD $20,000 in deposits.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.